UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 2, 2019

Citius Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-206903	27-3425913
(Commission File Number)	(IRS Employer Identification No.)

11 Commerce Drive, 1st Floor Cranford, NJ	07016
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (908) 967-6677

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 2, 2019, we entered into a patent and technology license agreement with the Board of Regents of the University of Texas System on behalf of the University of Texas M. D. Anderson Cancer Center (“Licensor”), whereby we in-licensed exclusive worldwide rights to patent technology for any and all uses relating to breast implants. With this technology, we intend to develop Mino-Wrap, a liquefying gel-based wrap containing minocycline and rifampin for the reduction of infections associated with breast implants following breast reconstructive surgeries. Under the agreement, we are required to use commercially reasonable efforts to commercialize Mino-Wrap under several regulatory scenarios and achieve milestones that are associated with these regulatory options leading to an approval from the U.S. Food and Drug Administration.

Within 30 days of execution of the license agreement, we will pay Licensor an upfront payment of $125,000. We are obligated to pay annual maintenance fees that increase annually until reaching a designated amount, which we must pay until the first sale of product. We also must pay up to an aggregate of $2.1 million in milestone payments, depending on the achievement of various regulatory and commercial milestones. Under the terms of the license agreement, we also must pay a royalty equal to mid- to upper single digit percentages of net sales, depending on the level of sales in that year, and subject to downward adjustment to lower- to mid-single digit percentages in the event there is no valid patent for the product in the United States at the time of sale. After the first sale of product, we will owe an annual minimum royalty payment that will increase annually for the duration of the term. We will be responsible for all patent expenses incurred by Licensor for the term of the agreement although Licensor is responsible for filing, prosecution and maintenance of all patents.

The term of the license agreement will end on the later of: (i) the expiration of all licensed patents, or (ii) the fifteenth anniversary of the agreement. Licensor may terminate the license agreement at any time after four years in any country if we have not commercialized or are not actively attempting to commercialize a product in such country. The license agreement will terminate in the event we breach any of our payment or reporting obligations under Article IV of the agreement, or Licensor breaches any of its obligations under the agreement. Licensor will have the right to terminate the agreement if we bring or participate in an action to challenge Licensor’s ownership of any of the licensed patent rights. We may terminate the license agreement upon 180 days’ notice. The license agreement may also be terminated upon our and the Licensor’s mutual consent.

The above description of the license agreement is qualified in its entirety by reference to the full and complete terms contained in the license agreement, which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended December 31, 2018.

A copy of the press release announcing the entry into the license agreement is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

d)	Exhibits

Exhibit No.	Description

99.1	Press release dated January 8, 2019.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIUS PHARMACEUTICALS, INC.

Date: January 8, 2019	/s/ Myron Holubiak
Myron Holubiak
President and Chief Executive Officer

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